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                                   AGREEMENT

     This agreement ("Agreement") is made and entered into effective as of the 21st day of May, 1997, by and among SSE TELECOM, INC., Delaware corporation (herein "SSE Telecom"), SSE TECHNOLOGIES INC., a Delaware corporation (herein "SSE Technologies", and together with SSE Telecom, herein the "Company"); and FREDERICK C. TOOMBS (herein "Mr. Toombs").

     In consideration of the covenants and agreements herein contained, and the benefits to be derived herefrom, the parties, intending to be legally bound, agree as follows:

     1. Preliminary Provisions.

     (a) Mr. Toombs and SSE Technologies are parties to that certain Employment Agreement effective as of October 1, 1991, providing for the full time employment of Mr. Toombs by SSE Technologies (the "Employment Agreement"). SSE Technologies is a wholly-owned subsidiary of SSE Telecom, and pursuant to the Employment Agreement, Mr. Toombs provides his full time and attention to the business and affairs of SSE Technologies and to its parent, SSE Telecom, and other subsidiaries and affiliated companies. Now, and for a period of years prior hereto, Mr. Toombs has served as President of SSE Telecom, and has been its senior executive officer.

     (b) Mr. Toombs desires, over a period of months following the date of this Agreement, to reduce the amount of his time and attention devoted to the affairs of the Company, and the Company desires to secure Mr. Toombs' continued full time employment for a limited period, and thereafter to obtain the benefit of his experience by retaining Mr. Toombs as an employee, but in a consulting capacity. To accomplish the foregoing purposes, the parties agree to the further provisions of this Agreement.

     (c) Concurrent with the entering into of this Agreement, Mr. Toombs hereby resigns his positions as President of the Company and as an officer of all subsidiaries of the Company, such resignations to be effective as of June 30, 1997, or on an earlier date if the Company so elects by notice to Mr. Toombs. If the Company elects to accept any of such resignations as of an earlier date, such date shall not be earlier than the giving of actual notice to Mr. Toombs.

     2. Interim Full Time Employment.

     (a) For the period from the date of this Agreement, and continuing until terminated as herein in this Section 2 provided (the "Interim Period"), Mr. Toombs shall continue as a full time employee of the Company pursuant to the provisions of the Employment Agreement, and shall devote substantially his full time and attention to the business of the Company, providing such services as shall be requested of him from time to time, consistent with the duties as described in Section 2 of the Employment Agreement. During the Interim Period, the parties intend that Mr. Toombs shall principally focus his attention on the items described in Section 4(a) below. The parties intend and expect that the Interim Period shall extend for at least three (3) months, but not more than six
(6) months. The Company may fix the termination date of the Interim Period on written notice to Mr. Toombs, which notice may be given at any time that the Company shall determine, in its sole discretion, that the continued full time services of Mr. Toombs are not required; provided, however, if the notice is given by the Company at any time prior to September 30, 1997, the Interim Period shall, nevertheless, be deemed to end as of September 30, 1997, and not prior thereto. In the event of termination by the Company of Mr. Toombs' full time employment prior to September 30, 1997, then for the period from such termination through September 30, 1997, Mr. Toombs' duties shall be as provided in Section 4(b) below.

     (b) In consideration of the further covenants and agreements herein contained, including the Company's agreement for the payment of compensation during the consulting period, Mr. Toombs agrees that during the Interim Period he will devote his full time and attention and best efforts to the business of the Company, consistent with the duties as described in Section 2 of the Employment Agreement, and will not terminate his employment for the Interim Period, without the Company's consent, prior to September 30, 1997.

     3. Employment During Consulting Period. Upon termination of Mr. Toombs' full time employment on termination of the Interim Period as provided in Section 2 above, Mr. Toombs shall be employed by the


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Company providing the consulting and advisory services as provided in Section
4(b) below. Such twelve (12) month period is herein referred to as the "Consulting Period".

     4. Duties.  Mr. Toombs shall:

     (a) During the Interim Period, devote his full time and attention to the business of the Company performing, to the best of his abilities, the duties and responsibilities currently carried out by him, except as modified by the Company by action of the Company's Board of Directors. The parties agree that during the Interim Period, Mr. Toombs' time and attention shall be principally focused on the following areas:

          (i) transitioning his responsibilities at the Company to other executive level employees;

          (ii) relationships with customers, with the objective of assuring the Company's key customers and accounts of the Company's continuing capabilities;

          (iii) working the Company's other executive level employees to bring to completion the several large pending contracts and to provide oversite in the initial implementation of such contracts; and

          (iv) providing supervisory and directional oversight to the Company's federal sales activities.

     The foregoing is intended to be representative of the critical transitional items for which Mr. Toombs is requested to devote his attention, but such listing is not intended to be inclusive, and Mr. Toombs shall provide his services as requested by the Company. Notwithstanding the foregoing, Mr. Toombs shall not be required to provide services substantially different from those carried out by him on behalf of the Company during the period immediately prior to this Agreement.

     (b) During the Consulting Period, Mr. Toombs shall not be required to devote any substantial portion of his time and attention to the affairs of the Company. Mr. Toombs shall continue as an employee of the Company, and at the Company's election may be given the title of "Special Assistant to the President". He shall assist the Company faithfully and diligently to achieve its business objectives as may, from time to time, be requested by the president or chief executive officer of the Company, and shall take no action which would be contrary to such objectives. Mr. Toombs, however, shall not be required to perform duties different from those customarily assigned to senior executive level personnel of the Company. During such period, Mr. Toombs shall no longer have any policy making or staff authority on behalf of the Company, and shall have no authority to bind the Company to any obligations. Mr. Toombs is not required to make himself available on a regular basis at the offices of the Company or any of its subsidiary or affiliated locations. Any services requested of Mr. Toombs pursuant to this section may be provided by telecommunications.

     5. Compensation and Benefits. In lieu of the compensation and benefits set forth in the Employment Agreement, Mr. Toombs shall be entitled to the following:

     (a) A base salary of $183,000.00 per year payable during the Interim Period and the Consulting Period, in accordances with the practices established by the Company for payment of its employees, so long as Mr. Toombs is not in default of the Employment Agreement or this Agreement, as now or hereafter amended.

     (b) The fringe benefits which are provided to Mr. Toombs prior to the date of this Agreement shall be continued, in full, during the Interim Period, such benefits including health, life and disability insurance, and the Company-provided automobile. During the Consulting Period, all such benefits shall continue. Mr. Toombs shall not be entitled to the accrual of any vacation or sick leave after the date of this Agreement.

     (c) The sum of $28,912.00, subject to applicable withholding, in satisfaction of all accrued and unused paid absences due to Mr. Toombs through the date hereof, shall be paid concurrently with the execution of this Agreement. From and after the date hereof, Mr. Toombs agrees that he shall no longer accrue paid absences or be entitled to compensation for same.

     (d) At the expiration of the Consulting Period, the Company will sell to Mr. Toombs, for One and No/100 Dollars ($1.00), the laptop, fax machine and home computer and printer now used by Mr. Toombs and in his possession, and if requested so to do by Mr. Toombs, will assign to Mr. Toombs and Mr. Toombs will assume the lease obligation for the Lexus automobile now being used by Mr. Toombs and leased by the

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Company. Upon termination of the Consulting Period, the Company will offer to
Mr. Toombs continuation of health insurance pursuant to COBRA.

     6. Additional Benefits Upon Sale of Business. The parties agree that the provisions of Section 4 of the Employment Agreement shall continue and shall be applicable during the Interim Period to the same extent as set forth in such sections. The provisions of Section 4 of the Employment Agreement shall be applicable during the Consulting Period, but only in respect to a transaction authorized by the Board of Directors of the Company during the Interim Period. In the event that a transaction as contemplated in Section 4 of the Employment Agreement shall occur, and Mr. Toombs becomes entitled to a Result Bonus as set forth in such Section 4, then, to the extent of the Result Bonus payable under such Section 4, the Company's obligation to make payment to Mr. Toombs under
Section 5(a) of this Agreement shall be adjusted as hereinafter provided. If Mr. Toombs becomes entitled to a Result Bonus and, for example, such bonus is $50,000, then the payments otherwise payable to Mr. Toombs under Section 5(a) above shall be reduced by $50,000, such reduction being made by eliminating the monthly installments otherwise payable to Mr. Toombs under Section 5(a) above in inverse order starting from the last of such monthly installments to the extent of $50,000. Likewise, if the monthly installments payable under Section 5(a) above have already been made to Mr. Toombs to the extent that there are not sufficient unpaid monthly installments to offset against the Result Bonus, the amount payable as the Result Bonus shall be appropriately reduced. Anything here (or in the Employment Agreement) to the contrary notwithstanding: (a) Mr. Toombs shall not be required to remain in the employment of the Company or of the acquiring company to any greater extent than specified in Section 4 above, in order to qualify for the Option Bonus or the Result Bonus; and (b) Section 7(c) of the Employment Agreement is deleted.

     7. Protective Covenants. The provisions of Section 5 and Section 8 concerning confidentiality and restrictive covenants shall continue in accordance with the provisions of the Employment Agreement and for the terms therein provided, except that the first sentence of Section 8 of the Employment Agreement is modified so that it shall read: "During the Consulting Period and for the two (2) year period following the termination of the Consulting Period, Mr. Toombs will not directly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, similar to the type of business conducted by the Company at the time of the termination of the Interim Period". The parties acknowledge that during the Consulting Period Mr. Toombs shall not be required to devote his full working time and attention to the business of the Company, and may be engaged in other activities, to which he shall be entitled to devote a substantial portion of his time, but Mr. Toombs shall not be engaged in other activities which are competitive to the business of the Company, as it exists, during the Interim Period. Mr. Toombs acknowledges that the confidentiality and restrictive covenant provisions have been in effect since at least October 1991, are fair and reasonable, and are appropriate for the legitimate business interests of the Company, and are not adverse or detrimental to Mr. Toombs' ability to be employed and adequately compensated following the termination of the Consulting Period of this Agreement.

     8. Other Matters.

     (a) During the Interim Period, Mr. Toombs may continue to occupy the office areas being used by him prior to the date of this Agreement, and may continue to maintain a home office. During the Consulting Period, the Company shall make such office space available at the Company's facilities as the Company shall deem appropriate.

     (b) During the Interim Period, the Company shall reimburse Mr. Toombs for all reasonable and necessary business expenses incurred by him in furtherance of his duties under this Agreement, and consistent with the present practices of the Company. During the Consulting Period, the Company shall reimburse Mr. Toombs for any expenses reasonably and necessarily incurred by him in carrying out any services specifically requested of Mr. Toombs by the president or chief executive officer of the Company.

     (c) This Agreement does not modify or cancel the terms and provisions of any options (collectively the "Stock Options") previously awarded Mr. Toombs for the purchase of common stock of the Company, and such options shall remain in full force and effect without modification or amendment. The parties acknowledge and agree that Mr. Toombs' employment by the Company shall continue through and including

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the termination of the Consulting Period, and that such termination date, except in the event of Mr. Toombs' death, will be the effective date for the termination of Mr. Toombs' employment for purposes of the Stock Options, and that the termination of Mr. Toombs' officership shall not adversely affect his right to stock options.

     (d) Mr. Toombs covenants and agrees that when requested so to do by the Company, Mr. Toombs shall deliver to the Company or its designee (i) all keys to the Company's offices, (ii) all Company credit cards in his possession, (iii) any Company files, records or equipment kept or maintained by him in his office or elsewhere (including all copies thereof), and (iv) all equipment of the Company except as otherwise provided in this Agreement. Mr. Toombs represents that as of the date of this Agreement, he has not, and agrees that he will not, make any claim under workers' compensation insurance with respect to Mr. Toombs' period of employment at the Company through the date of this Agreement.

     9. Releases.

     (a) In consideration of the covenants of the Company contained in this Agreement, Mr. Toombs hereby irrevocably and unconditionally releases, waives, remises, forever discharges and agrees not to sue the Company and/or any and all parent companies, divisions, subsidiaries, affiliates and other related entities of the Company, as well as each of the Company's past, present and future owners, directors, officers, employees, and the predecessors, successors and assigns of each of them in their personal or corporate capacities, and all of their attorneys (collectively, the "Released Parties"), from and with respect to any and all liabilities, actions, claims, obligations, damages, causes of action, contracts, accounts, agreements and demands of any nature whatsoever (which accrued prior to the date hereof) that Mr. Toombs has, may have or may claim to have against any of the Released Parties, whether known or unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal constitutions, laws, rules or regulations, or under the common law or statutory law of the United States prohibiting employment discrimination based on race, color, sex, religion, handicap disability, national origin or any other protected category or characteristic, including the Civil Rights Act of 1964, the Civil Rights Act of 1986 or 1871, the National Labor Relations Act or any other federal, state or local human rights, civil rights or employment discrimination statute, including any claim arising under the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, as amended ("ADEA"), any rules or regulations arising under such laws, and any and all claims (which accrued prior to the date hereof) relating to Mr. Toombs' employment or termination thereof, including, but not limited to, any claims under the doctrines of defamation, libel, slander, invasion of privacy, interference with contractual relations, or implied contracts arising from employee handbooks, policies, manuals or statements or procedure and wrongful discharge, it being the intention of the Company and Mr. Toombs to make this release as broad and as general as the law permits to include in addition to the foregoing all possible claims (which accrued prior to the date hereof) which arose or might arise out of contract or tort under state or federal law.

     (b) Nothing contained in Subsection (a) of this Section 9 shall restrict or otherwise impair in any manner the rights or obligations of any parties arising under and by virtue of (i) the Employment Agreement, as amended by this Agreement, (ii) this Agreement, (iii) the Stock Options, or (iv) any amendment or modification of any of the foregoing.

     10. Disclosure.

     (a) MR. TOOMBS SHOULD CAREFULLY READ AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. THIS IS A LEGAL DOCUMENT, AND MR. TOOMBS IS ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

     (b) PURSUANT TO THE TERMS OF THE ADEA, MR. TOOMBS IS ADVISED TO CONSIDER THIS AGREEMENT FOR A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS AFTER THE DATE OF RECEIPT BEFORE MR. TOOMBS EXECUTES THIS AGREEMENT. AFTER MR. TOOMBS SIGNS THIS AGREEMENT AND RETURNS IT TO THE COMPANY, MR. TOOMBS HAS SEVEN (7) CALENDAR DAYS WITHIN WHICH TO NOTIFY THE COMPANY THAT MR. TOOMBS HAS DECIDED TO WITHDRAW HIS ACCEPTANCE OF THIS

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AGREEMENT. THIS AGREEMENT (OTHER THAN SECTION 1 WHICH IS EFFECTIVE) WILL NOT
BECOME EFFECTIVE OR ENFORCEABLE AND NO PAYMENTS WILL BE MADE HEREUNDER UNTIL THE END OF THE SEVEN (7) DAY REVOCATION PERIOD, AT WHICH TIME THE AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE.

     11. Miscellaneous.

     (a) All capitalized terms which are not defined herein shall have the meanings set forth in the Employment Agreement.

     (b) Each party agrees that he or it will refrain from any communication to third parties which denigrates, disparages or criticizes any other party hereto.

     (c) This Agreement and all the terms, provisions and conditions hereof shall be binding upon and inure to the benefit of and be enforceable by the heirs and personal representatives of Mr. Toombs, and by the purchasers, successors, heirs, merged entities and assigns of the Company.

     (d) The Company and Mr. Toombs represent that, as of the date of execution and delivery of this Agreement by each of them, no breach of the Employment Agreement, as amended by this Agreement, has occurred which is within the actual knowledge of the parties so representing.

     (e) The Company agrees that should Mr. Toombs be named as a party defendant in any action concerning his services with the Company (including his services through the conclusion of the Consulting Period), Mr. Toombs shall be entitled to be indemnified to the same extent as provided in the Company's Articles of Incorporation and By-Laws as amended through the date of this Agreement.

                                          SSE TELECOM, INC.

                                          By:      /s/ DANIEL E. MOORE
                                             -----------------------------------
                                            Daniel E. Moore
                                            Executive Vice President

                                          SSE TECHNOLOGIES INC.

                                          By:      /s/ DANIEL E. MOORE
                                             -----------------------------------
                                            Daniel E. Moore
                                            Executive Vice President

                                                /s/ FREDERICK C. TOOMBS
                                          --------------------------------------
                                          Frederick C. Toombs

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